UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2016

MEEMEE MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52961	20-3356659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6630 West Sunset Blvd. Los Angeles, California 90027
(Address of Principal Executive Offices)

(416) 903-6691
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2016, MeeMee Media Inc. (the "Company"), the Company's wholly-owned subsidiary, ECA360 Corp., a Nevada corporation ("ECA360"), ECA World Fitness Alliance ("Assignor"), and Carol Scott ("Scott"), entered into an Assignment Agreement (the "Assignment") pursuant to which Assignor and Scott assigned to ECA360 the Exclusive License Agreement dated July 17, 2015 previously entered into between the Company, Assignor and Scott (the "License Agreement"), and certain intellectual property related to the License Agreement, in consideration for the payment of $1.00 and ECA360's assumption of $51,198 in debt.  The Assignment also provides for the termination of the previously entered into Consulting Agreement dated July 17, 2015 (the "Consulting Agreement") between the Company and Scott, and a general release between the parties.  In connection with the Assignment, the Company, ECA360, Assignor and Scott also entered into a Termination and Commission Agreement (the "Termination Agreement") pursuant to which the parties affirmed the termination of the Consulting Agreement; Scott agreed to provide referrals to ECA360; and ECA360 agreed to pay Scott certain referral fees for referrals which result in revenues to ECA360.

With the establishment of its wholly-owned subsidiary, ECA360, the Company has moved its ECA fitness event business operations into ECA360 and will operate that business through ECA360.

The foregoing is only a brief description of the material terms of the Assignment and Termination Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

ITEM 1.02                          TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As disclosed above in Item 1.01, the Consulting Agreement was terminated effective upon execution of the Assignment and Termination Agreement.

ITEM 9.01                          FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

Exhibit No.	Description

10.26	Assignment Agreement dated October 14, 2016 among ECA360 Corp., the Company, ECA World Fitness Alliance and Carol Scott
10.27	Termination and Commission Agreement dated October 14, 2016 among ECA360 Corp., the Company, ECA World Fitness Alliance and Carol Scott

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEEMEE MEDIA INC.

October 19, 2016

/s/ MARTIN DOANE
Martin Doane, President